Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of CCIF Acquisition Corp.

We hereby consent to the inclusion in this Registration Statement of CCIF Acquisition Corp. (f/k/a CCM Acquisition Corp.) (the "Company") on Amendment No. 9 to Form S-1 of our report dated September 20, 2021 on our audit of the financial statements of the Company as of August 31, 2021 and for the period from April 12, 2021 (inception) through August 31, 2021, which includes an emphasis of matter paragraph regarding the Company's ability to continue as a going concern. We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Certified Public Accountants

Saddle Brook, New Jersey

December 1, 2021